EXHIBIT  99.1

For Immediate Release                      Contact:   Megan G. McIntosh
                                                      Full House Resorts, Inc.
                                                      (702) 221-7800


                            FULL HOUSE RESORTS, INC.
                             ACQUIRES GTECH INTEREST
                               IN GAMING PROJECTS

LAS VEGAS, April 2, 2001 - Full House Resorts, Inc (FHRI: NASDAQ) today announced the acquisition of GTECH Corporations's (GTK: NYSE) 50% interest in three joint venture projects that had been jointly owned by the two companies:
Gaming Entertainment, LLC, owner of an agreement continuing through August 2002 with the Coquille Tribe, which conducts gaming at The Mill Casino in Oregon; Gaming Entertainment (Michigan), LLC, owner of a Management Agreement with the Nottawaseppi Huron Band of Potawatomi to develop and manage a gaming facility near Battle Creek, Michigan; and, Gaming Entertainment (California), LLC, owner of a Management Agreement with the Torres Martinez Band of Desert Cahuilla Indians to develop and manage a gaming facility near Palm Springs, California. The purchase price was $1.8 million and was funded through the Company's existing credit facility.

"We are very excited by the opportunities embodied in these projects. We appreciate the assistance of GTECH in developing them to their current status and wish GTECH well in executing their current strategy," said William P. McComas, Chairman.

The Mill Casino in North Bend, Oregon opened in 1995. The joint venture company provided the original financing and development for the project and now receives approximately $2.2 million in annual fees. This arrangement expires on August 19, 2002.

The Huron Potawatomi Tribe is in the process of developing a gaming enterprise near Battle Creek, Michigan. Full House has been involved with the Tribe since early 1995 assisting in their April 1996 Federal Recognition, obtaining a Gaming Compact from the governor in 1997, and obtaining legislative ratification of that compact in 1998. (The "ratification" is currently being challenged in the Michigan courts.) A parcel of land for the gaming enterprise has been optioned and in December 1999, the Tribe submitted a Fee to Trust application to the Bureau of Indian Affairs for that tract, as a part of its initial reservation. At the same time, the Management contract was submitted to the National Indian Gaming Commission. Comments from both agencies concerning those submissions have been received and are being addressed.

The Torres Martinez Tribe is also pursuing gaming development on their existing reservation southeast of Palm Springs, California. The Company has been involved with this Tribe since 1995 as well. A 1996 federal land claim settlement, which compensated them for tribal lands submerged by Salton Sea flooding, was recently signed into law. The settlement allows the Tribe to acquire replacement reservation lands - upon which gaming can be conducted - within specifically-defined regions east of Palm Springs. The Tribe and Full House are now evaluating strategies to optimize the Tribe's gaming enterprise opportunities.

Full House Resorts, Inc is a manager and developer of gaming entertainment enterprises. We are currently involved with operating casino projects in North Bend, Oregon and Harrington, Delaware, as well as development projects in Battle Creek, Michigan and Southern California.

Certain statements in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These statements are subject to risks and uncertainties that may cause actual results or performance to be materially different than that expressed or implied in such statements. These risks include, but are not limited to, access to capital, regulatory approvals, and competitive environments.

                                      # # #